Exhibit 99.1

Hawthorn Bancshares Reports First Quarter 2020 Financial Results

Jefferson City, Mo. — April 30, 2020 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the three months ended March  31, 2020.

Net income for the current quarter was $0.9 million, or $0.14 per diluted common share, compared to $4.1 million, or $0.65 per diluted common share, for the quarter ended December 31, 2019 (“linked quarter”) and $4.7 million, or $0.74 per diluted common share for the quarter ended March 31, 2019. Included in the prior year quarter net income is a pretax gain on the sale of our Branson branch of $2.1 million ($1.6 million after tax), or $0.26 per diluted common share.

Chairman David T. Turner commented,  “The COVID-19 pandemic has presented us with many unforeseen challenges.  In order to meet these challenges, we have dramatically changed the way we provide banking services to our clients, with many of our staff working remotely or in different locations to maintain appropriate physical separation.  For the safety of our staff and clients, we closed our branch lobbies, while keeping our drive-through lanes open and encouraging our customers to utilize our online and mobile banking applications.  I am very proud of the way our Hawthorn team has risen to the challenge.  On April 3rd, Hawthorn was ready to meet the needs of our customers with the SBA’s Paycheck Protection Program (“PPP”) loan facility.  We have processed 770 applications totaling almost $80 million in PPP loans and, as of April 24th, all of these loans have been funded.  In addition to assisting our clients with these PPP loans, we have also provided modified loan payment relief to certain borrowers, including temporary interest-only payment arrangements and payment forbearance accommodations.”    (See the table below for more details.)

Turner continued, “Despite the challenges of the COVID-19 pandemic and the substantial decrease in short-term interest rates, we had strong operating results for the first quarter.    Non-GAAP net income excluding the additional loan loss provision attributed to COVID-19 for the current quarter was $210,000, or 6.9% ahead of the prior year quarter excluding the Branson branch sale gain. Net interest income remained stable with the prior linked quarter and prior year quarter. Loans, net of allowance for loan losses, increased $8.5 million from December 31, 2019 and $23.0 million from March 31, 2019.  This loan growth has not impacted our loan quality as nonperforming loans to total loans ratios remain very low and our increase in loan loss reserves is based primarily on economic model inputs. Our net interest margin continues to improve reaching 3.55% for the first quarter of 2020 versus 3.27% for the prior year quarter.  Non-interest income and non-interest expense levels have remained stable.  Our strong liquidity position and capital levels will serve us well in these uncertain times as we continue to support and assist our customers and communities.”

The year-to-date return on average common equity for the current quarter was 2.96% compared to 14.77% for the prior linked quarter and 18.41% for the prior year quarter (11.95% excluding the Branson branch sale gain).  The return on average assets was 0.23%  for the current quarter compared to 1.09% for the prior linked quarter and 1.23% for the prior year quarter (0.80% excluding the Branson branch sale gain).

For the first quarter of 2020, the Company recorded a provision for loan losses of $3.3 million primarily to account for the current economic conditions resulting from the COVID-19 pandemic. Although the Company has monitored the impact of this unprecedented event, including the disruption to our business and the clients we serve, the significance of the impacts associated with this event will depend on how long and widespread the COVID-19 pandemic proves to be. There are likely many economic factors associated with this unprecedented event that will impact future periods and that could have a material adverse effect on our business, financial condition and results of operations.

Net Interest Income

Net interest income for the quarter ended March 31, 2020 was $12.5 million compared to $12.6 million for the quarter ended December 31, 2019,  and $11.6 million for the quarter ended March 31, 2019.  The net interest margin for the current quarter improved slightly from the prior linked quarter to 3.55% and net loans increased $8.5 million from December 31, 2019.  Compared to the prior year quarter, the net interest margin showed better improvement of 28 bps from 3.27% and net loans increased $23.0 million, or 2.0%.

Non-Interest Income and Expense

Non-interest income for the quarter ended March 31, 2020 was $2.3 million compared to $2.3 million for the quarter ended December 31, 2019, and $2.1 million for the quarter ended March 31, 2019. The $0.2 million increase from the prior year quarter was primarily due to a $0.1 million net increase in real estate servicing fees and gain on sale of mortgage loans, net and a $0.1 million increase in trust department income.

Non-interest expense of  $10.5 million for the current quarter increased  $0.9 million, or 9.0% from the quarter ended December 31, 2019 and $0.6 million, or 5.7% from the quarter ended March 31, 2019.  The increase from the prior linked quarter was primarily due to a $0.7 million, or 12.6% increase in salaries and benefits resulting from hiring additional staff for our residential mortgage loan group and annual merit increases paid in the first quarter. The increase from the prior linked quarter was also primarily due to the additional residential mortgage loan staff.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.68% of total loans at March 31, 2020 compared to 0.43% at December 31, 2019 and 0.48% at March 31, 2019.    The increase over the prior linked quarter and prior year quarter was primarily due to a $3 million loan relationship that was placed on nonaccrual status at the current quarter-end. Management has assessed the collateral pledged on this loan relationship and believes it is adequate to repay the loan if necessary.  For the quarter ended March 31, 2020, the Company recorded net charge-offs of $84,000, or 0.01% of average loans compared to net charge-offs of $1,000, or 0.00% of average loans for the quarter ended December 31, 2019, and net recoveries of $43,000, or 0.00% of average loans for the quarter ended March 31, 2019.  The allowance for loan losses at March 31, 2020 was $15.7 million, or 1.33% of outstanding loans, and 194.68% of non-performing loans. At December 31, 2019, the allowance for loan losses was $12.5 million, or 1.07% of outstanding loans, and 246.09% of non-performing loans. At March 31, 2019, the allowance for loan losses was $11.9 million, or 1.03% of outstanding loans, and 212.43% of non-performing loans. The increase in the allowance for loan losses in the current quarter compared to prior periods is primarily due to the additional loan loss provision of $3 million related to the COVID-19 pandemic as previously described above.  The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2020.

Financial Condition

Comparing March 31, 2020 balances with December 31, 2019, total assets increased $33.5 million while they decreased $11.8 million from March 31, 2019. The increase from December 31, 2019 was primarily due to a $23.0 million increase in investment securities and an $8.5 million increase in loans, net of allowance for loan losses.  These increases were funded primarily by additional Federal Home Loan Bank (“FHLB”) advances that increased $36.9 million.  The decrease from the prior year quarter was primarily due to a $16.4 million decrease in federal funds sold and other overnight interest-bearing deposits and an $18.9 million decrease in investment securities that was partially offset by a $23.0 million increase in loans, net of allowance for loan losses. These changes resulted primarily from a $71.0 million decrease in total deposits partially offset by a $38.8 million increase in FHLB advances and an $11.8 million increase in total stockholders’ equity. At March 31, 2020, the total risk based capital ratio of 14.80% and the leverage ratio of 10.43%, respectively, far exceed minimum regulatory requirements of 10.50% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2020	2019	2019
Total interest income	$15,808	$15,946	$15,915
Total interest expense	3,282	3,355	4,286
Net interest income	12,526	12,591	11,629
Provision for loan losses	3,300	300	150
Noninterest income	2,248	2,300	2,091
Investment securities (loss) gain, net	(1)	—	1
Gain on sale of branch, net	—	—	2,074
Noninterest expense	10,448	9,582	9,888
Pre-tax income	1,025	5,009	5,757
Income taxes	157	941	1,091
Net income	$868	$4,068	$4,666
Earnings per share:
Basic:	$0.14	$0.65	$0.74
Diluted:	$0.14	$0.65	$0.74

	March 31,	December 31,	March 31,
Key financial ratios:	2020	2019	2019
Return on average assets (YTD)	0.23%	1.09%	1.23%
Return on average common equity (YTD)	2.96%	14.77%	18.41%

	March 31,	December 31,	March 31,
	2020	2019	2019
Allowance for loan losses to total loans	1.33%	1.07%	1.03%
Non-performing loans to total loans (a)	0.68%	0.43%	0.48%
Non-performing assets to loans (a)	1.76%	1.53%	1.66%
Non-performing assets to assets (a)	1.36%	1.20%	1.24%
Performing TDRs to loans (a)	0.21%	0.22%	0.27%
Allowance for loan losses to non-performing loans (a)	194.68%	246.09%	212.43%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	March 31,	December 31,	March 31,
Balance sheet information:	2020	2019	2019
Total assets	$1,526,498	$1,492,962	$1,538,311
Loans, net of allowance for loan losses	1,164,829	1,156,320	1,141,795
Loans held for sale	4,286	428	1,012
Investment securities	205,345	180,901	224,274
Deposits	1,179,571	1,186,521	1,250,572
Total stockholders’ equity	116,670	115,038	104,870

Book value per share	$18.64	$18.33	$16.75
Market price per share	$18.35	$25.50	$22.35
Net interest spread (YTD)	3.28%	3.20%	2.96%
Net interest margin (YTD)	3.55%	3.51%	3.27%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustments to exclude the additional loan loss provision recorded in the quarter ended March 31, 2020 caused by the impact on current economic conditions due to the COVID-19 pandemic and the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019. These are non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2020	2019	2019
Net income – GAAP	$868	$4,068	$4,666
Effect of ALL provision COVID-19 (a)	2,370	—	—
Effect of net gain on branch sale (b)	—	—	(1,638)
Net income - Non-GAAP	$3,238	$4,068	$3,028
Earnings per share:
Basic – GAAP	$0.14	$0.65	$0.74
Effect of ALL provision COVID-19 (a)	0.38	—	—
Effect of net gain on branch sale (b)	—	—	(0.26)
Basic - Non-GAAP	$0.52	$0.65	$0.48
Diluted – GAAP	$0.14	$0.65	$0.74
Effect of ALL provision COVID-19 (a)	0.38	—	—
Effect of net gain on branch sale (b)	—	—	(0.26)
Diluted - Non-GAAP	$0.52	$0.65	$0.48
(a)	An additional $3.0 million ALL provision (pre-tax) was recorded during the quarter due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax for the three months ended March 31, 2019.

	March 31,	December 31,	March 31,
Key financial ratios:	2020	2019	2019
Return on average assets (YTD) – GAAP	0.23%	1.09%	1.23%
Effect of ALL provision COVID-19 (a)	0.63	—	—
Effect of net gain on branch sale (b)	—	—	(0.43)
Return on average assets (YTD) - Non-GAAP	0.86%	1.09%	0.80%
Return on average common equity (YTD) – GAAP	2.96%	14.77%	18.41%
Effect of ALL provision COVID-19 (a)	8.08	—	—
Effect of net gain on branch sale (b)	—	—	(6.46)
Return on average common equity (YTD) - Non-GAAP	11.04%	14.77%	11.95%

(a)	An additional $3.0 million ALL provision (pre-tax) was recorded during the quarter due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax for the three months ended March 31, 2019.

LOAN PORTFOLIO GRANULARITY

(unaudited)

			$ Amount	% of Loan	% of
(in thousands)	NAICS #	Total #	Outstanding	Portfolio	Capital
March 31, 2020
Loan Portfolio Granularity:
Hotels	721110	43	$66,019	5.6%	56.6%
COVID 19 payment modification			$60,084
Full service and limited service restaurants	722511, 722513	93	$17,417	1.5%	14.9%
COVID 19 payment modification			$3,100
Lessors of non-residential real estate	531120	267	$186,915	15.8%	160.2%
COVID 19 payment modification			$88,206
Lessors of residential buildings and Dwellings	531110	1182	$166,228	14.1%	142.5%
COVID 19 payment modification			$15,720

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Bruce Phelps,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.